Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-147356) pertaining to the 2007 Equity Incentive Plan of Och-Ziff Capital Management Group LLC of our report dated March 25, 2008, with respect to the consolidated and combined financial statements of Och-Ziff Capital Management Group LLC and subsidiaries (prior to November 14, 2007, Och-Ziff Operating Group) included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

New York, New York

March 25, 2008